Exhibit 1A.6b

iCross Premier LLC

QUARTERLY PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT THE CONSENT OF THE COMPANY AND COMPLIANCE WITH SECURITIES LAWS.

THIS NOTE REPRESENTS THE OBLIGATION OF iCROSS PREMIER LLC (THE “COMPANY”) AND WAS ISSUED PURSUANT TO (i) THE COMPANY’S OFFERING STATEDMENT DATED _______________, 2021, AND (ii) AN INVESTMENT AGREEMENT ENTERED INTO BY THE COMPANY AND PURCHASER. CAPITALIZED TERMS THAT ARE NOT OTHERWISE DEFINED IN THIS NOTE HAVE THE MEANINGS GIVEN TO THEM IN THOSE DOCUMENTS.

Name of Purchaser	Principal Amount	$_____________
Note Serial Number	Date of Note

1. Note Indenture. This Note is subject to the Company’s Note Indenture dated _______________, 2021, as if all the terms of the Note Indenture were set forth in this Note.

2. Interest Accrual. Interest shall accrue on the outstanding principal at three and one-tenth percent (3.1%) per year, compounded daily.

3. Payment. The Company shall pay to Purchaser all outstanding principal and accrued interest upon demand, as set forth in section 6 of the Note Indenture.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first written above.

iCROSS PREMIER LLC

By:	iCross Holdings LLC,
As Manager

By
Lily Guo, President